                                                                    Exhibit 99.1

                                                               Media contact:
                                                               FAX: 785.575.6399
                                                               News@wr.com

    WESTERN RESOURCES ANNOUNCES FISCAL 2001 RESULTS AND IMPACT OF ADOPTION OF
                  NEW ACCOUNTING STANDARDS AND MAINTAINS 2002
                                    TARGETS


     TOPEKA, Kan., Feb. 18, 2002 - Western Resources (NYSE:WR) today announced financial results for the fiscal year ended Dec. 31, 2001, and the amount of a charge to be recorded in the first quarter of 2002 as a result of the adoption of new accounting standards related to accounting for goodwill and intangible assets.

Consolidated Results
--------------------

     Western Resources reported a consolidated net loss of $0.31 per share in 2001, compared to net earnings of $1.96 per share in 2000. A discussion of results by business line follows.

Westar Energy
-------------

     Westar Energy contributed operating earnings of $0.50 per share in 2001, compared to $1.12 per share in 2000. The decrease in earnings resulted principally from less favorable weather, the reduction in retail rates ordered by the Kansas Corporation Commission in July 2001 and a net charge of approximately $14 million ($0.20 per share) in the fourth quarter related to a work force reduction.

         For the year ended Dec. 31, 2001, earnings before interest and taxes
(EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $287 million and

                                     -more-

Western Resources Announces Fiscal 2001 Results, page 2

$473 million, respectively, before the fourth quarter charge related to a work force reduction. Westar Energy is expected to contribute EBIT and EBITDA of approximately $325 million and approximately $525 million, respectively, in 2002.

Westar Industries
-----------------

     Westar Industries reported a loss of $0.81 per share in 2001, compared to earnings of $0.84 per share in 2000.

     Monitored Services
     ------------------

     Monitored services reported a loss of $1.38 per Western Resources share in 2001, compared to a loss of $0.88 per share in 2000. The increased loss resulted principally from a 21 percent decrease in revenues from the prior year (both Protection One and Protection One Europe sold certain operations during the year), one-time expenses of $9.7 million pre-tax at Protection One in 2001 primarily related to efforts to consolidate and streamline operations, and reduced gains, $34.5 million in 2001 compared to $49.3 million in 2000, from the retirement of Protection One debt.

     Westar Industries currently owns approximately 86.1 million shares of Protection One common stock, representing 80.4 percent ownership on a fully diluted basis. Protection One may from time to time repurchase shares of its common stock in the open market or privately negotiated transactions. In this event, Westar Industries will sell shares to Protection One to maintain its proportionate ownership interest in Protection One.

                                     -more-

Western Resources Announces Fiscal 2001 Results, page 3

     ONEOK
     -----

     The investment in ONEOK contributed $0.51 per share to 2001 earnings, compared to $0.56 per share in the prior year. ONEOK's earnings were adversely impacted by their exposure to Enron Corp. and an order from the Oklahoma Corporation Commission that denied the recovery of certain gas costs.

     International Generation/Guardian/Miscellaneous
     -----------------------------------------------

     Other unregulated holdings contributed $0.06 per share to 2001 earnings, compared to $1.16 per share in the prior year. The prior year earnings included gains from the sale of investments.

Adoption of New Accounting Standards
------------------------------------

     In 2001, the U.S. Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.142 (SFAS No.142), "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under SFAS No. 142, effective Jan. 1, 2002, goodwill is no longer amortized as was required under past accounting standards and goodwill is required to be separately tested for impairment using a fair-value based approach as opposed to the undiscounted cash flow approach used under past accounting standards.

     In accordance with these new standards, Western Resources will record a net charge of approximately $654 million in the first quarter of 2002. Approximately $465 million of the

                                     -more-

Western Resources Announces Fiscal 2001 Results, page 4

charge is related to the impairment of Protection One and Protection One Europe goodwill, which will be reflected in the statement of income as a cumulative effect of a change in accounting principle. The balance, $189 million, is related to the impairment of Protection One customer accounts and will be reflected in the statement of income as an operating cost. An independent appraisal firm was engaged to assist in the determination of estimated fair values. This non-cash charge will not result in any violation of debt covenants and is not expected to affect liquidity.

     In 2001, Protection One and Protection One Europe charged a total of approximately $57 million of goodwill amortization. After January 1, 2002, goodwill will no longer be amortized to income. However, the new accounting rule requires that goodwill be tested for impairment on an annual basis.

Other
-----

     Westar Energy had approximately 1,921 employees at February 1, 2002. A net charge of approximately $24 million will be recorded in the first quarter of 2002 related to a voluntary separation program completed in January 2002.

                                      -30-

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $7.5 billion, including security company holdings through ownership of Protection One (NYSE: POI) and Protection One Europe, which have more than 1.2 million security customers. Western Resources provides electric utility services as Westar Energy to about 640,000 customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

     For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-looking statements: Certain matters discussed here and elsewhere in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc., from our electric utility businesses and the consummation of the acquisition of our electric operations by Public Service Company of New Mexico, compliance with debt covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One's financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation; ongoing municipal, state and federal activities, such as the Wichita municipalization efforts; future economic conditions; legislative and regulatory developments; competitive markets; and other circumstances affecting anticipated operations, sales and costs.

Attachment 1

                               2001 ANNUAL REPORT
                             WESTERN RESOURCES, INC.


                                                   Twelve Months Ended December 31,
                                                      2001                  2000
                                                      ----                  ----
1.  Sales                                        $2,186,262,000        $2,368,476,000

2.  Net Income                                   $  (20,876,000)       $  136,481,000

3.  Earnings Available
      for Common Stock                           $  (21,771,000)       $  135,352,000

4.  Average Common Shares
      Outstanding                                $   70,650,000  *         68,962,000

5.  Basic Earnings per Share                     $        (0.31) *     $         1.96

6.  EBITDA                                       $  538,265,000        $  853,048,000

7.  Net Utility Plant
      (after depreciation)                       $3,982,647,000        $3,933,624,000

* Excludes shares held by Westar Industries.

Attachment 2

                               2001 ANNUAL REPORT
                             WESTERN RESOURCES, INC.

                                              Earnings (1)                 Adj. Earnings (2)       Cash Flow (3)
Year Ended December 31,                       2001           2000          2001       2000         2001    2000
                                              ----           ----          ----       ----         ----    ----
Electric Operations:
  Electric                                 $   0.86       $   1.24      $  1.15     $   1.53    $  3.48   $  3.79
  COLI Excess/Shortfall                    $  (0.08)      $  (0.11)     $ (0.08)    $  (0.11)   $ (0.08)  $ (0.11)
                                           ----------------------------------------------------------------------
     Total Operations                      $   0.78       $   1.13      $  1.07     $   1.42    $  3.40   $  3.68
  Other                                       (0.28)      $  (0.01)     $ (0.28)    $  (0.01)   $ (0.29)  $ (0.01)
                                           ----------------------------------------------------------------------
     Total Electric Operations             $   0.50       $   1.12      $  0.79     $   1.41    $  3.11   $  3.67
                                           ----------------------------------------------------------------------

Westar Industries:
  Monitored Services                       $  (1.38)      $  (0.88)     $ (0.51)    $  (0.13)   $  0.09   $  0.10
  ONEOK                                    $   0.51       $   0.56      $  0.51     $   0.56    $  0.48   $  0.52
  Other                                    $   0.06       $   1.16      $  0.35     $   1.19    $  0.52   $  1.17
                                           ----------------------------------------------------------------------
     Total Westar Industries               $  (0.81)      $   0.84      $  0.35     $   1.62    $  1.09   $  1.79
                                           ----------------------------------------------------------------------

       Total Western Resources             $  (0.31)      $   1.96      $  1.14     $   3.03    $  4.20   $  5.46
                                           ======================================================================

(1)  Line of business reporting does not reflect intercompany eliminations.
(2)  Earnings + amortization of goodwill and KGE acquisition premium.
(3) Earnings + depreciation and amortization + ONEOK dividends + Unregulated Generation Services dividends - Extraordinary Gain on Retirement of Debt - Equity Loss on Subsidiaries